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                                                              EXHIBIT NO. 99.10

                         INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 33-7637 of MFS Emerging Growth Fund and MFS Large Cap Growth Fund, each a series of MFS Series Trust II, of our reports dated January 16, 2004 appearing in the annual reports to shareholders for the year ended November 30, 2003 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE, LLP
-------------------------
Deloitte & Touche, LLP


Boston, Massachusetts
March 24, 2004